HERITAGE SERIES TRUST

                                     CLASS B
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A





         The maximum annualized fee rate of the average daily rate asset pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:

         SMALL CAP STOCK FUND.........................................1.00%
         VALUE EQUITY FUND............................................1.00%
         GROWTH EQUITY FUND...........................................1.00%
         INTERNATIONAL EQUITY FUND....................................1.00%
         MID CAP STOCK FUND...........................................1.00%
         DIVERSIFIED GROWTH FUND......................................1.00%





Dated:   January 2, 1998, as amended on August 30, 2002 and November 14, 2003.